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                                                                   EXHIBIT 10.28

                          NATIONAL ENERGY GROUP, INC.

                                   TERM SHEET


         This term sheet sets forth the terms of the understanding between National Energy Group, Inc. (the "Company") and High River Limited Partnership, a Delaware limited partnership ("Investor"), whose general partner is an entity owned by Carl C. Icahn, concerning the issuance and sale by the Company to Investor of shares of the Company's Series D Convertible Preferred Stock and warrants to purchase the Company's Common Stock.

I        TERMS OF INVESTMENT

         1.1 Investment. The Company shall issue and Investor shall purchase 100,000 shares of Series D Convertible Preferred Stock (the "Series D") of the Company, for an aggregate price of $10,000,000 or $100.00 per share (the "Purchase Price"). For the Purchase Price Investor shall also receive warrants to purchase 700,000 shares of the Company's Common Stock at $2.50 per share, which warrants shall expire five years after issuance.

         1.2 Use of Proceeds. The proceeds of the investment shall be used by the Company for general corporate purposes.

         1.3 Conversion. The Series D shall be convertible into Common Stock at the Conversion Price of $2.25 subject to anti-dilution adjustments. The Series D shall be automatically converted into Common Stock if Investor no longer holds at least 7.5% of the Company's Common Stock on a fully diluted basis. To determine the percentage that Investor owns as of any day, the number of shares of Company Common Stock owned by Investor on a fully diluted basis (assuming conversion of all preferred stock and exercise of all outstanding options and warrants owned by Investor) as of such day shall be divided by the number of shares of the Company's Common Stock on a fully diluted basis (assuming conversion of all preferred stock and exercise of all options and warrants owned by all holders) as of the date after closing of the merger of the Company and Alexander Energy Corporation ("AEC") described in Section 3.3 below (the "Merger") and after closing the related private placement transactions, consisting of the transactions with Investor described in this Term Sheet and with entities managed by Kayne Anderson Investment Management, Inc. (the "Private Placement").

         1.4 Voting Rights. The Series D will vote as a separate class for one director to be appointed by the Series D as provided in
                 Section 2.1, under the circumstances described in Section 2.2 and as otherwise required by law.





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         1.5     Liquidation Preference.  On any voluntary or involuntary
                 liquidation, dissolution or winding up of the Company, Investor will be entitled to receive the liquidation preference of $100.00 per share, plus accrued but unpaid dividends. Such preference shall be to the Common Stock but not to the Preferred Series B and Preferred Series C which shall have a liquidation preference to the Series D. The Series D shall be pari passu with the Series E Preferred Stock of the Company for purposes of any liquidation preference.

         1.6 Dividends. The Series D shall be entitled to the same dividends provided to the Common Stock on an as converted basis.

         1.7 Registration. The Company shall cause the Series D, the warrants and the Common Stock to be issued upon conversion of the Series D and upon exercise of the warrants to be registered, upon demand, commencing nine months after the Closing, provided Investor represents to the Company that it has a present intention to sell. Investor shall have the right to have the registration kept effective until all shares covered thereby have been sold by Investor. The Company shall register Investor's shares during the nine month period and, thereafter, on a piggy-back basis (except for registrations relating to the merger transactions or on Forms S-4, S-8, and similar forms), subject to pro rata underwriter cutbacks, provided Investor represents to the Company that it has a present intention to sell.

         1.8     Obligations of Investor and the Company; Payment of Certain
                 Fees.

                 A. Upon execution of this Term Sheet, the parties will instruct their counsel to prepare the Definitive Agreement (as hereinafter defined) with a view to its execution on or about July 25, 1996. If a Definitive Agreement is not executed by July 25, 1996, unless the Company has refused to enter into the Definitive Agreement as a result of substantial changes in this transaction required by Investor from those reflected in this Term Sheet, upon written notice from Investor to the Company, Investor may elect to terminate this Term Sheet, the Company shall pay a fee of $300,000 to Investor on October 31, 1996, and all other obligations of Investor and the Company under this Term Sheet shall terminate except for the last sentence of Section 1.8.B. and for Section 1.8.C. Alternatively, if Investor notifies the Company that Investor is willing to execute a Definitive Agreement on such date on the terms reflected in this Term Sheet, and the Company refuses either to present the Definitive Agreement or to sign the Definitive Agreement, Investor shall have the right to elect to purchase one-half of the Series D and warrants for $5,000,000 on or before October 30, 1996 on the terms set forth in this Term Sheet and to receive a fee of $150,000 on October 31, 1996.





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                 B.       Once a Definitive Agreement has been executed, in the
                          event the Merger closes before September 30, 1996, Investor shall be obligated to purchase the Series D and the warrants. In the event that the Merger shall not have been consummated by September 30, 1996, until October 30, 1996 Investor shall no longer be obligated but shall have the right to purchase one-half of the Series D and the warrants for $5,000,000 and to receive a fee of $150,000 from the Company on October 31, 1996. If Investor does not elect to purchase one-half of the Series D and the warrants on or before October 30, 1996, the Company shall pay to Investor $300,000 on October 31, 1996; provided, however, that Investor shall not be entitled to such fee in the event the Company has refused to close as a result of substantial changes in the transaction required by Investor from those reflected in the Definitive Agreement. If NEG is obligated to pay a fee under this Section 1.8.B. or
                          Section 1.8.A. hereof, and a business combination with AEC is consummated within five years after the date of this Term Sheet, Investor shall have the right to purchase the Series D and warrants (or any remaining portion thereof not previously purchased by Investor) on the terms set forth in this Term Sheet in connection with such business combination.

                 C. So long as this Term Sheet or the Definitive Agreement remains in effect, the Company agrees (i) not to seek to replace Investor to raise additional equity in connection with the Merger, (ii) not to close a business combination with AEC without selling the Series D and warrants to Investor (or any remaining portion thereof not previously purchased by Investor) so long as Investor is willing to purchase such securities on the terms set forth in this Term Sheet or the Definitive Agreement, as the case may be, and (iii) not to seek equity in addition to that raised in the Private Placement in connection with the Merger without first offering to Investor the right to acquire such additional equity on the same terms being offered by the Company to such other potential investors.

                 D. In the event Investor purchases any Series D and warrants, for a period of five years after the date of this Term Sheet, the Company agrees not to seek to sell equity securities for cash in a private placement transaction without first offering to Investor the right to acquire such additional equity on the same terms being offered by the Company to such other potential investors.

II       GOVERNANCE

         2.1 Board of Directors. The Series D shares (voting together as one class) shall regularly designate one director but shall designate one more than one-half the total number of directors (including the director previously appointed by Investor) in the event Section 2.2.B takes effect.





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         2.2     Restrictive Covenants to be Included in Certificate of
                 Designation of Series D Preferred Stock. The following provisions are to become part of the Certificate of Incorporation of the Company which may not be changed without approval of a majority of the holders of the Series D shares.

                 A. The Company may not, without the consent of the director designated by the outstanding Series D file a petition in bankruptcy.

                 B. If an event described in (a) or (b) below has occurred, the holders of a majority of the outstanding Series D (voting as a class) shall have the right to appoint the number of directors that would equal one-half of the directors plus one on the Company's Board of Directors (including the director previously appointed by such holders):

                                  (a)      If an involuntary case under the
                          Bankruptcy Code or any other applicable federal or state insolvency or similar law is commenced against the Company (including a case for the appointment of a receiver, liquidator, custodian, trustee or similar official for the Company or its assets) which does not seek emergency or expedited relief and such case is not dismissed or stayed within fifteen (15) days of the commencement thereof, or if a petition is filed under such laws seeking emergency or expedited relief against the Company, provided, however, that a filing shall be deemed not to have occurred with respect to any emergency or expedited relief petition
                          (i) if the Company prevails on such petition, or (ii) if no permanent relief is granted on such petition, if the Company provides to Investor an opinion of counsel (being a firm of substantial size and of good repute) which, without reservation, states that the Company will prevail on the petition for permanent relief. In the event that Company counsel should withdraw its opinion or should the Company thereafter not prevail on the petition for permanent relief, the filing will be deemed to have taken place; or

                                  (b)      A default shall have occurred under
                          any notes or other evidences of indebtedness of the Company with a principal amount in any one case of at least $10,000,000 outstanding or defaults shall have occurred under notes or other indebtedness of the Company with outstanding principal amounts aggregating at least $10,000,000, and such indebtedness is already due and payable in full by reason of failure to pay the indebtedness and such default shall not have been cured for a period of thirty (30) days after occurrence of the default. Further such a default shall be deemed to have occurred if (i) such default has resulted in the acceleration of the maturity of such indebtedness and such acceleration has not been rescinded within fifteen (15) days of the acceleration, or (ii) such lender has issued a notice of foreclosure on its collateral which notice of foreclosure has not been rescinded for a period of five (5) days or the





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                          scheduled date of sale of the lender's collateral is
                          less than five (5) days away.

III      DOCUMENTATION, EXPENSES AND CLOSING

         3.1 Purchase Agreement. The purchase of the Series D will be made pursuant to a Series D Convertible Preferred Stock Purchase Agreement (the "Definitive Agreement"). Such agreement shall contain, among other things, covenants of the Company reflecting the provisions set forth herein and other typical representations and covenants, and appropriate conditions of closing, including, among other things, the filing of a certificate of amendment to the Company's Certificate of Incorporation to authorize the Series D, and the approval of the Board of Directors and, if required, the approval of the shareholders of the Company and of the holders of the Series B Preferred Stock and Series C Preferred Stock.

         3.2 Expenses. The Company shall pay Investor's expenses in connection with this transaction up to $45,000.

         3.3 Closing. If the Merger closes on or before September 30, 1996, the closing shall take place immediately after the closing of the Merger contemplated by that certain Agreement and Plan of Merger among the Company, AEC and NEG-OK, Inc. dated June 6, 1996. Otherwise, the closing shall occur on such date as the parties shall mutually agree upon.

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         This letter is intended to be and shall be construed as a statement of the parties' intent and shall be non- binding, except the provisions of Sections 1.8.A., Section 1.8.B. and Section 1.8.C. relating to this Term Sheet, and Section 3.2, relating to expenses incurred in connection with this Term Sheet, shall be binding on the parties upon execution of this Term Sheet.

ACCEPTED:

NATIONAL ENERGY GROUP, INC.



By: /s/ MILES D. BENDER                                          Date: 7/19/96
   ---------------------------                                        ----------
   Miles D. Bender, President
   and Chief Executive Officer

INVESTOR

HIGH RIVER LIMITED PARTNERSHIP,
  a Delaware limited partnership

  By: Riverdale Investors Corp., Inc.,
      its general partner

  /s/ RIVERDALE INVESTORS CORP.
- -------------------------------                                  Date: 7/19/96
By:                                                                   ----------





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